Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Crinetics Pharmaceuticals, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-233246) and Form S-8 (No. 333-226234) of Crinetics Pharmaceuticals, Inc., of our report dated March 9, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/BDO USA, LLP

San Diego, California

March 9, 2020